Exhibit 99.1
Iowa Gains Momentum as Renewable Fuels Leader
Newton biodiesel plant creates 30 jobs and adds 30 million gallons of annual production capacity
(Newton, Iowa, May 8, 2007) — This afternoon, Iowa solidifies its position as a national leader in renewable fuels. Renewable Energy Group, Inc. (REG) and Central Iowa Energy, LLC (CIE) are providing state and local officials with an early look at the new CIE biodiesel facility in Newton today. The CIE Newton plant, which opened last month, adds 30 new jobs to the central Iowa economy, and more than 30 million additional gallons of soy-based biodiesel production annually.
“As a national leader in renewable fuel production and marketing, we are very proud of this plant and the expansion that has been made here in central Iowa,” said Nile Ramsbottom, president, Renewable Energy Group. “We believe in the talent and vision of Iowans to shape this industry, and the CIE plant is a testament to that commitment.”
The CIE plant in Newton is Iowa-owned, and will increase the biodiesel supply within the state to more than 197 million gallons annually, keeping Iowa at the national forefront of the renewable fuels industry.
“This is a proud day for our company, as well as the people of Newton,” added Jim Johnston, chairman of the board, Central Iowa Energy. “We have worked hard the past two years to make the dream of this facility a reality, and we know this is only the beginning. The future is very bright for renewable fuels and for everyone whose lives will be touched by this tremendous facility.”
Among the officials speaking at today’s private reception include Iowa Deputy Secretary of Agriculture, Karey Claghorn, the mayor of Newton, Charles Allen, and the Chairman of the Jasper County Board of Supervisors, Max Worthington. Media are welcome, but the event is not open to the general public.
Two more REG-built and managed plants are slated to open in late summer or early fall, in the Iowa communities of Washington and Farley. With the CIE Newton plant, and these two new planned facilities, REG’s network will expand to more than 212 million gallons of biodiesel capacity nationally by year-end.
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About Renewable Energy Group, Inc.
Renewable Energy Group, Inc. is the biodiesel industry leader of B100 sales and is the
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only full-service biodiesel company offering plant management, risk management, raw material procurement, plant construction, biodiesel production and biodiesel sales and marketing services. Renewable Energy Group, Inc. markets SoyPOWER® biodiesel to customers in many industries including on-highway fleets, original equipment manufacturers, maritime, military, home heating and agriculture industries.
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Alicia Clancy
Communications Specialist
Renewable Energy Group, Inc.
Office (712) 667-3418
Mobile (712) 790-6365
alicia.clancy@regfuel.com
Derek Winkel
Central Iowa Energy, LLC.
General Manager
Office (641) 791-1010
derek.winkel@regfuel.com
Jim Johnston
Central Iowa Energy, LLC.
Board Chairman
Office (641)-791-1010
jimjohn@pcpartner.net
To learn more about Renewable Energy Group, Inc., please visit
www.regfuel.com